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                                                OMB Number:       3235-0145
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*


                                GoTo.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   38348T107
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William Gross

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [_] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,632,225

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,033,684
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,632,225

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,033,684
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,665,909
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     27.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William S. Elkus

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [_] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            166,911

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,033,684
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             166,911

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,033,684
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,200,595
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Idealab! Capital Management I, L.L.C.
      95-4677542
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [_] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,033,684

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,033,684

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       3,033,684
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IV

------------------------------------------------------------------------------

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      idealab! Capital Partners I-A, L.P.
      95-4677544
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [_] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,623,134

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,623,134

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       2,623,134
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IV

------------------------------------------------------------------------------

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      idealab! Capital Partners I-B, L.P.
      95-4679492
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [X] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            410,550

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             410,550

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      410,550
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IV

------------------------------------------------------------------------------

  CUSIP NO. 38348T107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bill Gross' idealab!
      95-4569774
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]

      (b) [_] Not Applicable

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,735,004

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             8,735,004

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,735,004
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer

         GoTo.com, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         140 West Union Street
         Pasadena, California 91103

Item 2.

     (a) Name of Person Filing:

         William Gross
         William S. Elkus
         idealab! Capital Management I, L.L.C.
         idealab! Capital Partners I-A, L.P.
         idealab! Capital Partners I-B, L.P.
         Bill Gross' idealab!

     (b) Address of Principal Business Office or, if none, Residence:

         c/o idealab! Capital Management I, L.L.C.
         130 West Union Street
         Pasadena, California 91103

     (c) Citizenship:

         The individuals listed in Item 2(a) are U.S. citizens idealab! Capital Management I, L.L.C. ("ICM") is a Delaware limited liability company idealab! Capital Partners I-A, L.P. ("ICP I-A") is a Delaware limited partnership idealab! Capital Partners I-B, L.P. ("ICP I-B") is a Delaware limited partnership
         Bill Gross' idealab! ("BGIL") is a California corporation


     (d) Title of Class of Securities:

         Common Stock, par value $0.0001 per share


     (e) CUSIP Number:

         38348T 10 7


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicable.


Item 4. Ownership.

     The information regarding ownership as set forth in Items 5-9 of pages 2-7 hereof is hereby incorporated by references.

     All percentages in each Item 9 incorporated herein by reference is based on the 45,532,469 shares of Common Stock of the issuer outstanding as of September 30, 1999, as reported in the issuer's Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 1999.

     Each of ICP I-A and ICP I-B (together, the "ICP Funds") is the holder of record of the securities set forth on the cover page for such entity., and has sole voting and investment power with respect to such securities. ICM, as the sole General Partner of the ICP Funds, may also be deemed to have sole voting and investment power with respect to such securities. ICM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. In addition, ICM is the holder of record of 457,878 shares of Common Stock of the issuer and has sole voting and investment power with respect to such securities.

     Under the operating agreement of ICM, Messrs. Gross and Elkus must act by unanimous consent with respect to causing the ICP Funds to dispose of portfolio securities and directing the voting of such securities. As a result, they may be deemed to have shared dispositive power and voting power with respect to the securities held by ICM, ICP I-A and ICP I-B, Messrs. Gross and Elkus disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

     Mr. Gross is the Chairman of the Board of Directors and the President of BGIL and exercises voting and investment power over shares held beneficially by that entity.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

       Not applicable.

Item 8.   Identification and Classification of Members of the Group

       Not applicable.

Item 9.   Notice of Dissolution of Group

       Not applicable.

Item 10.  Certification

       By signing below each of the udnersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

     Date: February 14, 2000

                                       /s/ William Gross
                                       ----------------------------------------
                                       William Gross

                                       /s/ William S. Elkus
                                       ----------------------------------------
                                       William S. Elkus


                                       idealab! Capital Management I, L.L.C.


                                       By: /s/ William S. Elkus
                                           ------------------------------------
                                           Managing Member


                                       idealab! Capital Partners I-A, L.P.

                                       idealab! Capital Partners I-B, L.P.

                                       By: idealab! Capital Management I, L.L.C.

                                       By: /s/ William S. Elkus
                                           ------------------------------------
                                           Managing Member


                                       Bill Gross' idealab!

                                       /s/ William Gross
                                       ----------------------------------------
                                       William Gross, President

                                   EXHIBIT A
                                   ---------

                  AGREEMENT FOR JOINT FILING OF SCHEDULE 13G

     The UNDERSIGNED PERSONS AND ENTITIES HEREBY agree to file with the Securities and Exchange Commission a joint Schedule 13G (and any amendments thereto) on behalf of each of the undersigned with respect to their ownership of shares of Common Stock, par value $0.0001 per share, of GoTo.com, Inc. pursuant to Rule 13d-1 promulgated under the Securities Exchange Act of 1934.

Date: February 14, 2000

                                       /s/ William Gross
                                       ------------------------------
                                       William Gross


                                       /s/ William S. Elkus
                                       ------------------------------
                                       William S. Elkus



                                       idealab! Capital Management I, L.L.C.


                                       By: /s/ William S. Elkus
                                          ------------------------------
                                          Managing Member


                                       idealab! Capital Partners I-A, L.P.

                                       idealab! Capital Partners I-B, L.P.

                                       By: idealab! Capital Management I, L.L.C.


                                       By: /s/ William S. Elkus
                                           ----------------------------
                                           Managing Member

                                       Bill Gross' idealab!

                                       By: /s/ William Gross
                                           ----------------------------
                                           William Gross, President